Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP AMENDS CREDIT FACILITY
NEW ALBANY, OHIO, March 12, 2009 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced it has entered into an amendment (the “Amendment”) to its asset based Loan and Security Agreement (the “Credit Facility” or “ABL”) with Bank of America, N.A. The Amendment eliminates the Company’s first quarter 2009 operating performance covenant and changes its operating performance compliance requirements for 2009. The amendment also includes capital expenditure limitations for 2009, applicable interest rate adjustments and a temporary decrease in domestic availability.
“The national and global economies have placed additional pressures on our end markets over the past several months which has required us to revisit certain covenants within our Credit Facility,” stated Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “Our collateral position combined with our minimal level of debt under the ABL has provided us with the flexibility to work with our lender during these challenging times,” added Mr. Utrup.
The Amendment limits the amount of capital expenditures to $4.3 million in the aggregate from January 1, 2009 through June 30, 2009 and $9.7 million in the aggregate for the fiscal year ending December 31, 2009. The Amendment also requires the Company maintain a cumulative EBITDA (as defined per the Credit Facility) level as of the end of each month for 2009, commencing in April 2009.
In addition, the Company will be required to maintain domestic availability of at least $11.5 million until such time as a fixed charge coverage ratio of 1.0 to 1.0 is achieved for any fiscal quarter ending March 31, 2010 or thereafter, at which time the Company will be required to maintain domestic availability of at least $7.5 million at all times thereafter.
The Company paid approximately $0.4 million in one-time fees and related expenses for the Amendment and will pay an incremental 1.5% annual applicable margin on its outstanding borrowings.
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About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to financial covenants or other financial information. These statements are based on certain assumptions that the Company has made in light its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) and various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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